MERCHANT FINANCIAL SERVICES AGREEMENT

BY AND BETWEEN

WELLS FARGO BANK, N.A.,

and

HEARTLAND PAYMENT SYSTEMS, INC.

February 8, 2012

MERCHANT FINANCIAL SERVICES AGREEMENT

This is a Merchant Financial Services Agreement (the “Agreement”) made and entered into on this __ day of February, 2012 (the “Effective Date”), by and between WELLS FARGO BANK, N.A., a national banking association (“WFB”) and HEARTLAND PAYMENT SYSTEMS, INC. (“Company”).
ARTICLE 1
DEFINITIONS

The following terms shall have the meanings specified below when used in this Agreement.  Certain other capitalized terms are defined elsewhere in this Agreement in the context of the provisions in which they are used.

1.1	“ACH Agreement” shall have the meaning ascribed thereto in Section 6.6.

1.2	“Agreement” shall have the meaning ascribed thereto in the Preamble.

1.3	“Audit” shall have the meaning ascribed thereto in Section 4.4.

1.4
“BIN” means one or more Bank Identification Numbers issued by Visa to WFB (whether or not transferred to WFB from Company's existing Payment Company sponsor) and dedicated to Company for its exclusive use.

1.5	“Business Day” shall mean a calendar day on which Wells Fargo is open for business.

1.6	“Card” shall mean a credit or debit card branded with the marks of a Payment Company.

1.7	“Chargeback Losses” shall have the meaning ascribed thereto in Section 5.8.

1.8	“Chargeback Shortfall” shall have the meaning ascribed thereto in Section 5.8.

1.9	“Company” shall have the meaning ascribed thereto in the Preamble.

1.10	“Company Compensation” shall have the meaning ascribed thereto in Section 5.8.

1.11	“Company Indemnitees” shall have the meaning ascribed thereto in Section 9.1.1.

1.12	“Company Security Breach” shall have the meaning ascribed thereto in Section 3.5.1.

1.13	“Company's System” shall have the meaning ascribed thereto in Section 3.5.1.

1.14	“Confidential Information” shall have the meaning ascribed thereto in Section 3.1.1.

1.15
“Contracted Parties” means Persons other than the Company and WFB that provides Transaction Card Services pursuant to a contract between such Person and Company requiring such Persons to be bound by terms and conditions similar to those included in this Agreement (as further described in Section 5.2.5) and which Persons are required to be registered with the Payment Companies by WFB. Contracted Parties, in the case of Company, shall necessarily include ISOs or MSPs with whom Company contracts relative to the Transaction Card Services being provided pursuant to this Agreement. WFB reserves the right to approve all Contracted Parties proposed by Company, and WFB's approval shall not be unreasonably withheld, conditioned or delayed. Company acknowledges that it is responsible for all actions of Contracted Parties in relation to the provision of Transaction Card Services and such Contract Parties' compliance with this Agreement. Notwithstanding any other agreement to the contrary, Company hereby agrees that it shall at all times be responsible for the actions and omissions of such Contracted Parties.

1.16	“Contracted Party Agreements” shall have the meaning ascribed thereto in Section 5.2.5.

1.17	“Credit Policy” means the policy agreed upon between the parties pursuant to Section 5.3.

1.18
“Customer/Consumer Information” means information or data (provided by, through, or on behalf of a Disclosing Party) about or relating to any customer or prospective or former customer of Disclosing Party (whether an individual, business entity, governmental unit, or otherwise) or any consumer of Disclosing Party, including (without limitation) any and all nonpublic personal information of Disclosing Party made available to Receiving Party Personnel (a) on Disclosing Party's consumers or customers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations) and (b) with respect to any information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines adopted thereunder.

1.19	“Disclosing Party” shall have the meaning ascribed thereto in Section 1.44.

1.20	“Dispute Notice” shall have the meaning ascribed thereto in Section 5.7.2.

1.21	“Dispute Period” shall have the meaning ascribed thereto in Section 5.7.2.

1.22	“Effective Date” shall have the meaning ascribed thereto in the Preamble.

1.23	“Event of Default” shall have the meaning ascribed thereto in Section 8.2.1.

1.24	“Existing Merchant” means a merchant (as defined and used in the MasterCard and Visa Payment Company Rules) that was party to an agreement with Company prior to the transfer of the BIN and ICA to WFB.

1.25	“Existing Merchant Agreement” means an agreement with an Existing Merchant.

1.26	“Fee Account” shall have the meaning ascribed thereto in Section 5.7.2.

1.27	“Findings Letter” shall have the meaning ascribed thereto in Section 10.16.

1.28	“Fraud Prevention Program” shall mean the program required under Section 5.4.

1.29	“General Reserve Account” shall have the meaning ascribed thereto in Section 5.11.1.

1.30
“ICA” means the Interbank Card Association number issued by MasterCard to WFB (whether or not transferred to WFB from Company's existing Payment Company sponsor) and dedicated to Company for its exclusive use.

1.31
“Interchange” means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations or procedures by, any two or more Persons in connection with Settlement.

1.32	“ISO” means an Independent Sales Organization as defined in Payment Company Rules.

1.33	“Losses” has the meaning ascribed thereto in Section 9.1.3.

1.34
“Merchant” shall mean a merchant (as defined and used in the MasterCard and Visa Payment Company Rules) who receives Transaction Card Services from Company pursuant to a Merchant Agreement and whose Card transactions will be processed via the ICAs and/or BINs.

1.35	“Merchant Agreement” shall mean the contract between Company and a Merchant for the provision of the Transaction Card Services.

1.36	“Merchant Reserve Account” shall have the meaning ascribed thereto in Section 5.11.2.

1.37	“MSP” means a Member Service Provider as defined in Payment Company Rules.

1.38	“Party Identity” shall have the meaning ascribed thereto in Section 4.1.

1.39	“Payment Company” shall mean MasterCard Inc. and Visa Inc., and any affiliate or successor of the foregoing.

1.40
“Payment Company Customer” shall mean an entity that: (a) is a member of a Payment Company; (b) whose membership in a Payment Company is not dependent on sponsorship by or from another entity; and (c) is authorized to sponsor other Persons with a Payment Company.

1.41
“Payment Company Rules” shall mean the bylaws, rules, regulations, orders and interpretations issued by the respective Payment Company applicable to the performance of Transaction Card Services and related matters, as amended from time to time by the respective Payment Company.

1.42	“PCI-DSS” shall have the meaning ascribed thereto in Section 3.5.1.

1.43	“Person” shall mean an association, a corporation, an individual, a partnership, a trust or any other entity or organization.

1.44
“Proprietary and Other Confidential Information” means any and all information or data, provided by, through, or on behalf of any party or any of its affiliates (“Disclosing Party”) to another party (“Receiving Party”) and any of its officers, employees, agents, representatives, sub-contractors or any other individual doing work for such party (collectively “Receiving Party Personnel”), about or relating to any customer or prospective or former customer of Disclosing Party (whether an individual, business entity, governmental unit, or otherwise) and any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired by Receiving Party Personnel in the course of carrying out the tasks hereunder or as a result of access to the premises of Disclosing Party, whether or not conceived of or prepared by Receiving Party whether or not reduced to writing, and whether or not in human readable or machine readable form (including, without limitation, any information concerning the Disclosing Party's data processing concepts, techniques, or procedures, software in various stages of development, discoveries, ideas, inventions, operations, data, designs, drawings, diagrams, specifications, documentation, research, know-how, compilations of information, records, costs, purchasing data, financial data, accounting, marketing and development plans, proposals, market research, marketing techniques and plans or requests for proposals for future Services, sales, pricing, profits, business plans or procedures, Disclosing Party's data, employee information and other information not generally known to non-Disclosing Party personnel). Proprietary and Other Confidential Information also includes any and all information described above which Disclosing Party obtains from another party and treats as proprietary or designates as Confidential Information, whether or not owned or developed by Disclosing Party.

1.45	“Receiving Party” shall have the meaning ascribed thereto in Section 1.44.

1.46	“Receiving Party Personnel” shall have the meaning ascribed thereto in Section 1.44.

1.47	“Reserve Accounts” shall have the meaning ascribed thereto in Section 5.11.

1.48	“SEC” shall have the meaning ascribed thereto in Section 2.6.

1.49	“Settlement Account” shall have the meaning ascribed thereto in Section 5.7.1.1.

1.50
“Settlement” means the process of exchanging financial data and value resulting from sales transactions, cash disbursements, pre-funded card transactions, or merchandise credits associated with amounts owed to Merchants for their Transactions less applicable merchant discounts, chargebacks or fees on a monthly or daily basis.

1.51	“Transaction” means the purchase by a cardholder of goods or services from a Merchant or a refund from a Merchant to a cardholder by use of a Card.

1.52	“Transaction Card Services” shall mean those services described in Section 5.1.

1.53	“WFB” shall have the meaning ascribed thereto in the Preamble.

1.54	“WFB Indemnitees” shall have the meaning ascribed thereto in Section 9.1.2.

1.55	“WFB Security Breach” shall have the meaning ascribed thereto in Section 3.5.2.

1.56	“Wind Down Period” shall have the meaning ascribed thereto in Section 8.3.3.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES

WFB and Company each hereby represents and warrants as follows, as pertains to itself:
2.1        Corporate Organization, Good Standing.  WFB is a national banking association duly organized, validly existing and in good standing under the laws of the United States.  WFB has the requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.  Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.
2.2       Payment Companies.  WFB is and, during the term of this Agreement will, remain a Payment Company Customer in good standing of MasterCard, Visa, and any other applicable Payment Companies.

2.3       Authorization.  The execution and delivery by each party of this Agreement and the consummation and performance by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action in compliance with applicable law.
2.4       Non-Contravention. The execution and delivery of this Agreement by such party does not and the consummation and performance by both WFB and Company of the transactions contemplated hereby will not:
2.4.1    violate any provision of the charter documents or bylaws of such party;
2.4.2    violate or conflict with any other restriction of any kind or character to which such party is subject or by which any of its assets may be bound; or
2.4.3    require the consent of or notice to any non‑governmental party.
2.5       Governmental Consents, Etc.  Except for the sponsorship of Company pursuant to Section 6.1, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, governmental board or other governmental body is required for or in connection with the execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby.
2.6        Litigation.  Except as set forth in such party's filings with the Securities and Exchange Commission (the “SEC”), there is no claim, action, suit or proceeding pending, or to the knowledge of the applicable party, contemplated or threatened, against such party or any of its properties which relates to or affects the transactions contemplated by this Agreement in a material adverse manner; nor is there any judgment, decree, injunction, ruling or order of any court, government or any other Person outstanding against such party which relates to or affects the Transaction Card Services, or would result in a material adverse change for such party; and such party is not a party to or bound by any judgment, decree, injunction, ruling or order of any court, governmental department, agency or any other Person outstanding against such party having any such effect.
ARTICLE 3
CONFIDENTIALITY

3.1.    General Definitions and Exclusions.

3.1.1    Definition of Confidential Information. “Confidential Information” will mean and include Customer/Consumer Information and Proprietary and Other Confidential Information.

3.1.2    Exclusions. Proprietary and Other Confidential Information will not include information that is: (a) already known by the Receiving Party without an obligation of confidentiality other than under this Agreement; (b) publicly known or becomes publicly known through no unauthorized act of the Receiving Party; (c) independently developed by the Receiving Party without use of the Disclosing Party's confidential information; or (d) approved by the Disclosing Party for disclosure. In any dispute with respect to these exclusions, the burden of proof will be on the Receiving Party to show that the exclusion applies. The exclusions set forth in this Section 3.1.2 shall not apply to Customer/Consumer Information.

3.2    General Obligations Regarding Confidential Information.

3.2.1    Receiving Party acknowledges that, in the course of its relationship with Disclosing Party, Receiving Party Personnel will acquire or have access to Confidential Information of various kinds respecting Disclosing Party, its business and its customers. Receiving Party acknowledges that all Confidential Information disclosed by Disclosing Party to Receiving Party Personnel for the purposes of performing services hereunder, or which comes to the attention of Receiving Party Personnel during the course of such performance of services, constitutes a valuable asset of Disclosing Party, is proprietary to Disclosing Party, and is properly the subject of protection. Receiving Party covenants that it will take all steps necessary (including without limitation, at minimum, such measures as Receiving Party takes to safeguard its own confidential information) to ensure the security and confidentiality of all Confidential Information, to protect against anticipated threats or hazards to the security or integrity of such Confidential Information and to protect against unauthorized access to or use of such Confidential Information, including but not limited to the proper disposal of such information. Notwithstanding anything to the contrary herein, (i) the identity of any Person as a Merchant or customer of Company, (ii) the identity of any Contracted Party of Company and (iii) any non-public information about (i) or (ii) shall be Confidential Information of Company and not of WFB, and shall not be (a) used by WFB, or any affiliate thereof, for any purpose other than to perform its obligations under this Agreement or (b) shared with First Data Corp. or any affiliate thereof (except to the extent Wells Fargo Merchant Services, LLC is deemed to be an affiliate of First Data Corp.).

3.2.2    Receiving Party also acknowledges that Disclosing Party may have a responsibility to its customers and the customers of its affiliates to keep Customer/Consumer Information strictly confidential and proprietary. Receiving Party further acknowledges that Disclosing Party may have proprietary or Confidential Information of third parties that they may rightfully use in the course of their businesses. Receiving Party further agrees that Receiving Party will disclose Confidential Information to only those Receiving Party Personnel that need to know such Confidential Information solely for the purpose of carrying out the performance of specific terms of this Agreement, and, in such case, if the Receiving Party Personnel is an agent or contractor such Receiving Party Personnel must be bound by similar obligations of confidentiality as those set forth in this Confidential Information provision.

3.2.3    Receiving Party agrees that neither it nor any Receiving Party Personnel will, during the term of this Agreement or thereafter, without the prior written consent of Disclosing Party, use, disclose, sell, lease, assign, transfer, copy, reveal or otherwise make available to any Person (except as required in performing Receiving Party's services or other obligations under this Agreement or by Payment Company Rules, stock exchange rules, law, regulation or other legal process) any Confidential Information of Disclosing Party. Receiving Party further agrees that it will instruct Receiving Party Personnel not to, sell, lease, assign, transfer, copy or reveal any Confidential Information obtained while performing services for Disclosing Party or any products or services that embody, in whole or in part, any of such Confidential Information without the prior written consent of Disclosing Party. Further Receiving Party agrees that it and any Receiving Party Personnel will not use any Confidential Information except as may be reasonably necessary in the ordinary course of business to carry out the activities to be performed by Receiving Party under this Agreement or as may be required by Payment Company Rules, stock exchange rules, law, regulation or other legal process. For the avoidance of doubt, the parties acknowledge and agree that all Merchant information is the Confidential Information of Company and (i) may not be (a) used by WFB, or any affiliate thereof, for any purpose other than to perform its obligations under this Agreement during the term of this Agreement and during the Wind-Down Period or (b) shared with First Data Corp. or any affiliate thereof (except to the extent Wells Fargo Merchant Services, LLC is deemed to be an affiliate of First

Data Corp.), (ii) will not be used by WFB, directly or indirectly, to solicit any Merchants or induce any Merchant to terminate or otherwise alter their relationship with the Company and (iii) will not be used by WFB or its affiliates for the purpose of soliciting any Person to begin or expand any financial services relationship (including, without limitation, any lending, depository, insurance, brokerage or similar relationship) with WFB, any affiliate thereof, or any other party.

3.3
Injunctive Relief. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the Disclosing Party, and that the Disclosing Party may not be adequately compensated for such injury in monetary damages. The Receiving Party therefore acknowledges and agrees that, in such event, the Disclosing Party shall be entitled to any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of disclosure or use, without the obligation to post any bond or other security measure to secure such relief. This provision with respect to injunctive relief will not, however, diminish the Disclosing Party's right to claim and recover damages.

3.4
Legal Proceedings. In the event that a subpoena or other legal process requiring disclosure of Confidential Information disclosed by the Disclosing Party to the Receiving Party, is served upon the Receiving Party, the Receiving Party agrees that it will notify the Disclosing Party promptly upon receipt of such subpoena or other legal process and will cooperate with the Disclosing Party, at the Disclosing Party's expense, in any lawful effort by the Disclosing Party to contest the legal validity of such subpoena or other legal process or otherwise protect the confidentiality of such Confidential Information.

3.5	Security Breach.

3.5.1    In the event of any actual or reasonably suspected security breach (including but not limited to, for example, physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) Company either suffers or learns of with regard to Merchant or any other third party provider, that either compromises or could reasonably be expected to materially compromise Cardholder Data or Sensitive Authentication Data (as such terms are defined in the Payment Card Industry Data Security Standards or any successor thereto (“PCI-DSS”) or either party's Confidential Information that is related to this Agreement (collectively, a “Company Security Breach”), Company will, as promptly as reasonably practicable in accordance with applicable law, notify WFB security personnel of such Company Security Breach at the following 24-hour phone number: 800-947-4915, and will promptly investigate and use its best efforts to remedy such Company Security Breach.  Except as may be required by applicable law, regulation, any law enforcement agency, a regulator, or Payment Company, Company agrees that it will use its best efforts to consult with WFB prior to informing any third party of such Company Security Breach. Company agrees to use commercially reasonable efforts to consult with WFB regarding the content of such disclosure so as to minimize any potential adverse impact upon WFB as the sponsoring entity under this Agreement. In the event of a Company Security Breach of the processing platform or other systems operated by Company that contain or transmit data or information related to the Transaction Card Services (“Company's System”), WFB shall have the right to immediately suspend accepting all Transactions and data from Company's System to the extent necessary to investigate the severity of the problem, devise a remedy or otherwise secure the data; provided, that (i) such Company Security Breach presents an actual or probable ongoing compromise to the Transactions, and (ii) WFB shall use commercially reasonable best efforts to limit such suspension in a manner that minimizes the impact to Company while still accomplishing the goal of mitigating risk associated with such Company Security Breach and shall re-institute accepting

Transactions and data at the earliest reasonably possible time.

3.5.2    In the event of any actual or reasonably suspected security breach (including but not limited to, for example, physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) WFB either suffers or learns of with regard to the sponsorship services or the Transactions, that either compromises or could compromise Cardholder Data or Sensitive Authentication Data (as such terms are defined in the PCI-DSS) or Confidential Information of Company, including without limitation (collectively, a “WFB Security Breach”), WFB will, as promptly as reasonably practicable in accordance with applicable law, notify Company security personnel of such WFB Security Breach at the following 24-hour phone number: 972-295-8721, and will promptly investigate and use its best efforts to remedy such the WFB Security Breach.  Except as may be required by applicable law, regulation or by a regulator who has jurisdiction over WFB, WFB agrees that it will use commercially reasonable efforts to consult with Company prior to informing any third party of any such WFB Security Breach; however, if such disclosure is required by applicable law, regulation or by a regulator who has jurisdiction over WFB, WFB agrees to use commercially reasonable efforts to consult with Company regarding the content of such disclosure so as to minimize any potential adverse impact upon Company as the sponsored entity under this Agreement.

ARTICLE 4
ADDITIONAL COVENANTS AND AGREEMENTS

4.1        Publicity.  Except as otherwise provided in this Agreement or the identification of WFB and Payment Company Customer as required by Payment Company Rules, all proposed advertising, sale promotion, and other publicity material, including advertisements and press releases or news or other releases, which use the name, likeness, or logo of the other party (“Party Identity”) shall not be published or used by the other party without the prior written approval of an officer of the other party. Each party shall use its best effort to review said materials and approve or deny approval of the same within five (5) Business Days via email.
4.2        Financial Information to be Furnished to WFB.  Company acknowledges that WFB may required to obtain financial or other information regarding the Transaction Card Services, and agrees to supply such information to WFB as needed, in the reasonable judgment of WFB, to permit the compliance with any regulator, taxing authority or tax reporting requirements, or Payment Company Rules; provided, however, that WFB will first seek such information from its own records or Company's filings with the SEC, before requesting that Company provide such information. Any such information produced by the Company shall be deemed to be Confidential Information for purposes of this Agreement, and that WFB shall demonstrate, at Company's request and to Company's reasonable satisfaction, its need to obtain such additional information.
4.3        Registration. WFB and Company shall not be bound by this Agreement unless and until Company is registered by WFB under Payment Company Rules and regulations as provided in Section 6.1.
4.4 Audit & Inspections. Company shall permit WFB, MasterCard, Visa, or any regulatory authority having jurisdiction over WFB, or the authorized representatives of such parties, to: (i) perform a financial, procedural, compliance, security or operational audit (an “Audit”) of the electronic data processing environment of Company or its Service Providers, or of any records or documents maintained by Company or its service providers in connection with the provision of the Transaction Card Services (including Merchant Agreements and files), as may be required by applicable Payment Company Rules, any regulatory authority having jurisdiction over WFB, or by WFB requirements (including those listed in Schedule 4.4); and (ii) inspect any business location of Company in order to evaluate compliance with provisions of this Agreement, all applicable Payment Company regulations and regulatory requirements and written WFB requirements that have been provided to Company. In connection with any Audit and inspection: (a) Company may reasonably require that the party performing the Audit (other than WFB) execute a confidentiality agreement with respect to any confidential or proprietary information which may be provided and (b) Company shall reimburse WFB for any amounts WFB is required to pay a Payment Company or a regulatory authority in connection with an inspection relating to this Agreement. Company shall allow any such auditors reasonable access during normal business hours to the records, procedures and facilities of Company, and/or its Merchants, suppliers, or Service Providers related to this Agreement. Such access and any Audit shall be requested upon advance written notice of not less than ten (10) days (or such shorter period required by a regulatory authority or Payment Company). Company shall reasonably cooperate with any such auditors or representatives in the conduct of any Audits, including giving them access to officers and independent auditors of Company for discussion of any Audit.
ARTICLE 5
COMPANY RESPONSIBILITIES

5.1        Transaction Card Services.  The Company will arrange for the funding of receivables and provide the following services to Merchants (collectively, the “Transaction Card Services”):

5.1.1
Enter into Merchant Agreements (in accordance with Section 5.2 below) and obtain from each Merchant such documentation as is required by the applicable Merchant Agreement, evaluate such prospective new Merchants as to the level of risk they might pose, negotiate the Merchant Agreement, and process Merchant's Transactions;

5.1.2
Provide all services not provided by WFB pursuant to the terms of this Agreement that are necessary to authorize, data capture, process, settle and reconcile transactions effected by Merchants with holders of applicable Cards;

5.1.3	Set up new Merchants and provide ongoing maintenance of Merchant accounts;

5.1.4	Monitor daily loss prevention of the serviced accounts, according to a Fraud Prevention Program;

5.1.5	Provide all communication to and from Merchants in furtherance of the services contemplated in this Agreement;

5.1.6
Report all Merchant account activity contemplated under this Agreement pursuant to a mutually agreed upon Monthly Scorecard (including, but not limited to processing, chargebacks, and credits on an individual Merchant and aggregate basis) which is described in Schedule 5.1;

5.1.7
Provide detailed reporting, the form and substance of which shall be subject to WFB's approval, that allows WFB to ensure accurate and timely reconciliation according to WFB's financial monitoring and controls policies; and

5.1.8 Underwrite Merchants in a manner that conforms to the requirements of the Credit Policy, as further described in Section 5.3.
5.2        Negotiation of Contract Terms; Decisions To Establish, Modify or Terminate Relationships.
5.2.1     As between WFB and Company, Company shall have the authority to negotiate with each

Merchant to establish or renew any Merchant Agreement, provided (i) that the acceptance or continuation of such Merchant (and the terms of the Merchant Agreement) are consistent with the standards in the Credit Policy and (ii) that WFB has approved the base standard form Merchant Agreement presented to the Merchants (and any material changes thereto that Company may negotiate with Merchants from time to time). Without limiting the foregoing, Company agrees that Merchant Agreements shall include the WFB disclosure page, which is attached as Schedule 5.2.1(a) hereto.  WFB will advise Company as to any changes to the form of Merchant Agreement required by a Payment Company, and Company shall timely effect all such changes. For avoidance of doubt, the following are examples of changes to the form of Merchant Agreement that are material and would require prior approval of WFB: (1) any changes to the representations and warranties of the Merchant set forth in the Merchant Agreement, (2) any changes to obligations of the Merchant regarding confidentiality or data security, (3) changes which vary the obligation of the Merchant to comply with the Payment Company Rules, (4) changes which adversely impact the ability of WFB to terminate the Merchant Agreement or (5) changes to the provisions of the Merchant Agreement governing indemnification or limitation of liability. For avoidance of doubt, the parties acknowledge and agree that changes to the form of Merchant Agreement relating to pricing, term, guarantor provisions, and termination fees do not constitute material adverse changes. For the first 90 days following the completion of the transfer of the BIN and ICA to WFB in accordance with Section 6.1, WFB will accept Merchant Agreements on the form used for Existing Merchant Agreements, a current copy of which is attached hereto as Schedule 5.2.1(b). Notwithstanding the foregoing or any other term of this Agreement, Company agrees that Company will be responsible for the form and content of any Merchant Agreement including, without limitation, any financial or other non-compliance consequences that may result to the extent a Payment Network determines that a Merchant Agreement does not conform to Payment Network Rules, except to the extent that such deficiency is attributable to a specific element of the Merchant Agreement that was mandated by WFB.
5.2.2     If Company wishes to enter into a Merchant Agreement and such Merchant cannot be accepted in accordance with the Credit Policy, Company may present its proposal for acceptance of such Merchant to WFB for its review and WFB may, in its sole discretion, approve the acceptance of such Merchant.
5.2.3     Company is prohibited from entering a Merchant Agreement with any business associated with the business types listed as Unqualified Merchants, as described in Schedules 5.3(a), (b), (c), (d) and (e), without the consent of WFB.

5.2.4
Company shall have the right to terminate any Merchant or Merchant Agreement at any time for any reason or no reason. Without limiting any rights WFB may otherwise have under this Agreement, WFB has the right to reject or terminate any Merchant or Merchant Agreement at any time:

(i)     based on WFB's determination of possible fraud or credit risk;
(ii)    to the extent termination is required as a result of a violation of Payment Company Rules and/or applicable law by the Merchant and/or in the event of fraud by the Merchant;
(iii)    if required by a Payment Company, provided that in such case WFB may, in its reasonable discretion, permit Company to terminate the Merchant Agreement with respect to the Association so requiring;
(iv)    due to the requirements of WFB's regulator or if failure to do so would case WFB to violate applicable law or regulations, or any directive from any regulator with jurisdiction over WFB; and/or
(v)    to the extent such Merchant's then-current business or operations fail to satisfy the Credit Policy in effect at such time.
In the event WFB requires Company to terminate a particular Merchant Agreement for any of the reasons described above, WFB will notify Company of the requirement to terminate along with a reasonably detailed explanation of the reason for such termination and, provided WFB is not prohibited from doing so for any of the reasons indicated in subsections (ii) to (iv) of this Section 5.2.4, the parties may cooperate in transferring/converting the Transaction Card Services as to such Merchant from WFB to an alternative Payment Company Customer.

5.2.5
Agreements with Contracted Parties. Company hereby agrees that it shall include in its agreement with any Contracted Party (hereinafter a “Contracted Party Agreement”) terms that are substantially similar to the provisions set forth in subsections 5.2.6, 5.3, 5.4, 5.7, 5.8, 5.9, 5.10, and 5.11 (as applicable) of this Agreement as well as any terms required by any Payment Company. Notwithstanding the foregoing or any other term of this Agreement, Company agrees that Company will be responsible for the form and content of any Contracted Party Agreement including, without limitation, any financial or other non-compliance consequences that may result to the extent a Payment Network determines that a Contracted Party Agreement does not conform to Payment Network Rules, except to the extent that such deficiency is attributable to a specific element of the Contracted Party Agreement that was mandated by WFB.

5.2.6
Contracted Parties Checklist. Prior to entering into any agreement with any Contracted Party (ISO, MSP, or otherwise) as a Contracted Party under this Agreement, Company shall complete the ISO Checklist, as forth in Schedule 5.2.6, and obtain WFB's approval thereon. WFB shall provide its approval or rationale for any non-approval within ten (10) business days of WFB's receipt of a completed ISO package.

5.3        Governing Credit Policy.
5.3.1    Adoption of Credit Policy.  WFB and Company hereby agree to adopt the Credit Policy requirements collectively described in Schedules 5.3(a), (b), (c), (d), and (e) as the Credit Policy which governs the acceptance, continuance and termination of Merchants, subject to WFB's rights under Sections 5.2.2, 5.2.3 and 5.2.4.
5.3.2    Revisions by WFB.  At any time following adoption of the Credit Policy, WFB may advise Company as to revisions to the Credit Policy that WFB requires, and Company agrees to make such revisions.  This Agreement may be terminated in accordance with Section 8.2.4 if Company fails to amend or replace the Credit Policy to WFB's satisfaction. WFB will give Company notice of such changes as far in advance as reasonably practicable. Unless required by WFB regulators or Payment Company Rules, WFB agrees to cooperate in good faith with Company as to existing Merchants implicated by revisions to the Credit Policy, including implementing a reasonable conversion timeline and/or granting exceptions as to certain Merchants where applicable. Any change to Merchant Criteria shall apply only to the extent it also generally affects the merchant criteria applicable to other sponsored entities of WFB and Wells Fargo Merchant Services for its own (non-Company) merchant services business. Notwithstanding the foregoing, nothing herein shall be construed as prohibiting WFB from granting exceptions, on a case-by-case basis, to other sponsored entities of WFB and/or to Wells Fargo Merchant Services, even if such exceptions may be deemed advantageous to such other sponsored entities of WFB or Wells Fargo Merchant Services.
5.3.3    Revisions By Company.  Company may advise WFB as to revisions to the Credit Policy that Company may propose, and only upon the written agreement of WFB, may the Credit Policy be amended or replaced.
5.4.      Fraud Prevention Program.  WFB and Company hereby agree to incorporate the requirements referenced in Schedule 5.4 into the Fraud Prevention Program, which shall govern the acceptance, continuance and termination of Merchants, subject to WFB's rights under Sections 5.2.2, 5.2.3, 5.2.4. At any time, WFB may advise Company as to revisions to the Fraud Prevention Program that it requires.  This Agreement may be terminated in accordance with Section 8.2.4 if Company fails to amend or replace the Fraud Prevention Program to WFB's satisfaction.  Company may advise WFB as to material revisions to the Fraud Prevention Program that it requires, and upon the written agreement of WFB, the Fraud Prevention Program may be amended or replaced. The Fraud Protection Program agreed upon between the parties pursuant to this Section 5.4 will herein be called the “Fraud Protection Program”.
5.5       Performance by Company.  As between WFB and Company and except with respect to the services provided by WFB hereunder, Company shall have full responsibility from and after the Effective Date and during the term of this Agreement for the proper performance of the Transaction Card Services under each Merchant Agreement (whether entered into directly by Company or through a Contracted Party).
5.6       Merchant Complaints or Inquiries: Adjustments or Errors.
5.6.1    Merchant Inquiries or Complaints.  Company shall be responsible for responding to and resolving any and all inquiries or complaints from Merchants, regarding deposits, sales records and electronic transmissions received by Company, debits or credits to Merchants pursuant to the Settlement process, and the Transaction Card Services provided by Company.  Company also shall resolve with Merchants any discrepancies between the deposit tickets and the sales and credit records delivered to Company in physical format.
5.6.2    Settlement Errors.  In the event of any errors by either party with respect to Settlement, the party responsible for such errors shall correct such errors promptly after discovery or notification.

5.7
Bank Accounts and Reserve Funds. Company shall be responsible to fund and maintain bank accounts and reserve funds, as described herein in order to facilitate the arrangements contemplated by this Agreement, at all times during the term of this Agreement.

5.7.1
The Settlement Account, Merchant Reserve Account, and Third Party Payment Account (each as defined below) will each be maintained at WFB's office located at 420 Montgomery Street, San Francisco, or such other office of WFB as Company and WFB may from time to time agree. Each such account will be an account maintained in the name of WFB FBO Company. The Settlement Account shall be a non-interest bearing account but will earn “earnings credits” as provided in Schedule 7.1. WFB will provide Company with timely notice of any changes instituted to the formula and rate provided in this Section 5.7.1.

5.7.1.1
Settlement Account. The Settlement Account shall be the account in which settlement amounts for Transactions are received from Payment Companies. Upon request from Company, WFB may establish more than one Settlement Account in order to efficiently carry out the activities described herein (in which case the term “Settlement Account” shall include all such accounts, taken together).

5.7.1.2	Reserve Accounts. The Reserve Accounts shall be the accounts established in accordance with Section 5.11 below.

5.7.1.3
Third Party Payment Account. The Third Party Payment Account, which will be established only upon written direction from Company, will be an account for funds payable by Company to third parties who are a recipient of a portion of the proceeds of the Transactions.

5.7.2
Company shall additionally establish an account (the “Fee Account”) for payment of any fees due WFB as set forth in Schedule 7.1. Company shall fund the Fee Account, at minimum, to the level of expected fees set forth on Schedule 7.1. The Fee Account will be maintained at WFB. Company shall provide written notice thirty (30) days in advance of any change to the institution location of the Fee Account. A fee calculation will be communicated by WFB by the 20th day of each month for the prior month's activity. Company shall have ten (10) Business Days (“Dispute Period”) to review and dispute such fee calculation by written notice to WFB (a “Dispute Notice”). In the event WFB has not received a Dispute Notice during the Dispute Period, WFB will then debit the Fee Account for all fees other than those, if any, subject to a good faith dispute between the parties. Company shall provide to WFB all actual data on the 2nd business day of the subsequent month, but no later than the 7th business day of the subsequent month following said transactions. The actual data shall include the exact monthly counts and volumes as specified in Section 5.1.

5.7.3
During the term of this Agreement, Company shall ensure that: (i) WFB is in receipt of appropriate letter(s) authorizing WFB to effectuate the transfers and debits from the Settlement Account, Third Party Payment Account, Fee Account, and the Merchant Reserve Account as contemplated by this Agreement; (ii) that such letter continues to be in full force and effect through this Agreement; and (iii) that WFB is in receipt of any other authorization from Company with respect to such accounts required by any applicable law, rule or regulation, or any generally applicable corporate policies and procedures of WFB that may be communicated to Company from time to time.

5.7.4
Notwithstanding anything to the contrary set forth herein, during the Term and the Wind-Down Period (as defined below), WFB shall provide or otherwise make available to Company a written report in the format reasonably agreed-upon by the parties that details the credits and debits to the accounts described in Section 5.7 and the supporting basis therefore no later than the fifteenth (15th) day of each month for the prior month's activity. Company shall have ten (10) days (“Dispute Period”) to review and dispute such fee calculation by written notice to WFB (a “Dispute Notice”), unless such fee notice is not provided until after the fifteenth (15th) of the month in which case Company shall have fifteen (15) days to review and dispute such fee calculation. In the event WFB has not received a Dispute Notice during the Dispute Period, WFB will then debit the Fee Account for all fees other than those, if any, subject to a good faith dispute between the parties. Notwithstanding the foregoing, Company shall not be foreclosed from asserting, and WFB shall not be released from correcting, errors relating to the fee calculation at any time within one year following the Dispute Period. Company shall provide to WFB all actual data on the 2nd business day of the subsequent month, but no later than the 7th business day of the subsequent month following said transactions. The actual data shall include the exact monthly counts and volumes as specified in Section 5.1.

5.8
Allocation of Risks and Responsibility; Chargebacks. Company shall be responsible as between WFB and Company for performing all obligations under, and bearing all Chargeback Losses. Company shall indemnify and hold harmless WFB for all Chargeback Losses for which Company, its Contracted Parties or any of its Service Providers is responsible under this Agreement. In the event that a Merchant suffers a chargeback pursuant to the processing of a Transaction hereunder, then WFB shall first deduct the amount of the chargeback and any fees or penalties related thereto (collectively, “Chargeback Losses”) from any monies owed and unpaid to Company hereunder (“Company Compensation”). If the Chargeback Losses exceed the Company Compensation, then WFB shall notify Company, and Company shall deliver to WFB cash in an amount equal to the difference between the Chargeback Losses and the Company Compensation (“Chargeback Shortfall”). If Company fails to make such payment to WFB, WFB may then deduct the Chargeback Shortfall from the Reserve Accounts. In addition to Chargeback Losses, Company shall indemnify and hold harmless WFB for all credit and fraud risks as well as any Payment Company fines or penalties associated with each Merchant Agreement. The procedure described in this Section 5.8 for Chargeback Losses shall also be followed for such credit and fraud risks as well as any Payment Company fines or penalties.

5.9	Compliance with Laws, Rules, and Guidelines. Company, Contracted Parties and WFB will comply with all applicable Payment Company Rules, laws and regulations in connection with this Agreement.

5.10	Record Keeping. Company shall maintain all records, covering the services contemplated in this Agreement in accordance with Payment Company Rules.

5.11	Reserve Accounts. Company shall establish and fund a General Reserve Account and Merchant Reserve Account (collectively “Reserve Accounts”) as follows.

5.11.1
General Reserve Account. Pursuant to the terms and conditions described herein, Company may be required to establish and fund an account (the “General Reserve Account”) at WFB, provided that there shall be no minimum balance in the General Reserve Account, and that each of Company and WFB agree that the initial balance in the General Reserve Account shall be $0. Company's obligation to fund the General Reserve Account may satisfied with an irrevocable pledge to WFB of a certificate of deposit or the delivery of an irrevocable letter of credit (with WFB listed as sole beneficiary), and in each case the instrument must be from or with a bank that is reasonably acceptable to WFB.  If Company does not provide either of the listed funding options then WFB will be entitled to fund the General Reserve Account to cover such obligation by deductions or offsets to payments otherwise due to Company. Subject to Section 5.11.2, Company shall maintain such amount (or other amount agreed by both parties) in the General Reserve Account at all times during the term of this Agreement and thereafter as provided in Section 5.11.3.  WFB retains the right to change the amount of the General Reserve during the term of this Agreement as described herein. WFB may request that Company fund the General Reserve upon ten (10) days written notice to Company, except that if Company terminates or significantly limits its business operations, is liquidated, dissolved, enters into receivership, makes an assignment for the benefit of creditors, is insolvent or unable to pay its debts as they mature in the ordinary course of business, or if there are any proceedings instituted by or against Company in bankruptcy or under any insolvency laws or for reorganization, receivership or dissolution, then WFB may request the amount of the required balance immediately upon written notice to Company.  Any required balance of the General Reserve Account shall be reasonably related to the potential outstanding maximum liability related to the Transactions, and such maximum liability may be assessed based on the relative financial stability of Company, both as determined by WFB in its sole discretion. If WFB determines that it is necessary to change the amount required to be held in the General Reserve during the term of this Agreement, WFB will consider any supporting information related to Company's financial risk, and WFB shall provide a summary of WFB's analysis to Company upon request. In reaching its determination, factors that WFB may consider include, but are not limited to, (i) a change in Company's financial condition, (ii) a change in the underlying risk of Company's sub-merchants, (iii) a change in external economic conditions, (iv) a change in Company's management, (v) changes in Payment Company Rules or programs, (vi) a change in the potential risk associated with Heartland's processing under PCI-DSS, (vii) suspected fraud, (viii) suspicious, illegal, or prohibited transaction card activity, and/or (ix) negative findings in WFB's oversight meetings and/or on site due diligence. In addition, WFB shall review with Company the evidence of such risk calculation prior to assessing the reserve. Notwithstanding the above, if Company does not agree with the amount of any General Reserve increase requested by WFB, Company may terminate the Agreement by funding the amount requested and giving written notice to WFB indicating Company's intent to terminate no later than thirty (30) days after receiving notice of such request. In the event Company terminates the Agreement for the reasons described in the preceding sentence, (1) Company shall not be obligated to pay any Early Termination penalties that would otherwise apply under Section 8.4; and (2) the termination shall be effective no later than thirty (30) days after the date such written notice was given.
To the extent WFB requires Company to maintain a balance in the reserve, WFB will review the reserve status no less than bi-monthly to determine whether the reserve is still required and whether the amount of the reserve is still accurate in light of WFB's determination of risk at the time of such bi-monthly assessment. WFB will use commercially reasonable efforts to complete any such review within fifteen (15) days after WFB receives the updated financial information requested from Company. If, at any time, WFB determines that a reserve is no longer required, WFB will release any reserve amounts in its possession within fifteen (15) business days.

5.11.2
The Company may establish and fund an account (the “Merchant Reserve Account”) at WFB for retaining collateral withheld from Merchants' sales transactions at all times during the term of this Agreement and for the Wind-Down Period or for such longer period of time as is consistent with WFB's liability for Transactions in accordance with Payment Company Rules. The Merchant Reserve Account balance may be, at Company's sole discretion, a flat amount or an aggregate of a percentage of each Merchant's previous month's sales, based on such Merchant's risk profile.

5.11.3	Upon termination of this Agreement for any reason, the funding of the Merchant Reserve Account will be maintained in one of the following ways:

5.11.3.1	If Company proposes a successor Payment Company Customer which agrees, in writing in a form reasonably acceptable to WFB, to assume liability for all chargebacks, fees and other charges assessed to WFB by the Payment Companies for transactions relating to the BINs and ICAs, such successor Payment Company Customer assumes the BINs and ICAs pursuant to an Assignment and Assumption Agreement in a form that is acceptable to WFB, and there is no pending financial assessments as related to non-compliance or breach by Company which could give rise to financial liability while WFB was the acquirer of record, then WFB shall release to Company or the successor Payment Company Customer, the total amounts held in the Merchant Reserve Account; notwithstanding the foregoing, if WFB retains the BINs and ICAs, or to the extent that there is a pending financial assessments as related to non-compliance or breach by Company, it retains the right to collect or retain the Merchant Reserve Account if there are pending fines, fees or chargebacks associated with those BINs and ICAs, as determined by WFB in its reasonable judgment; or

5.11.3.2
If Company does not propose a successor Payment Company Customer which is willing to assume such liability, then Company will analyze, and WFB will evaluate, each Merchant to determine the approximate total liability associated with chargebacks “tail off” fees and other charges that may be charged to the BINs and ICAs after termination. WFB will review the analysis conducted by Company, but may apply its own reasonable standards and reasonable analytical techniques to assess future potential liability, to arrive at WFB's estimate of such liability. Upon termination of such review process, WFB will adjust the amount of the General Reserve Account and/or the Merchant Reserve Account(s) in accordance with the estimated liability that WFB has calculated. At the close of each calendar month thereafter following termination of this Agreement, Company and WFB will analyze the charges assessed to the BINs and ICAs during that month, and WFB will adjust the accounts accordingly.

5.11.4
Notwithstanding anything to the contrary in this Agreement, Company may at any time during the term of this agreement without the consent or notice to WFB (i) sell or otherwise dispose of any of the assets of the Company; (ii) create or grant a security interest, lien or any other encumbrance upon the assets of the Company; and (iii) maintain the assets of the Company in any reasonable manner.  WFB agrees to duly execute and deliver to the Company such instruments, documents and agreements as may be reasonably requested to permit Company to engage in any of the foregoing. The foregoing statement shall not impact or obviate any of Company's other obligations under this Agreement. In addition to any rights granted WFB under applicable law and subject to the terms of this Agreement, WFB is hereby authorized (and any related advance notice and demand are hereby expressly waived), to set off, recoup and to appropriate and to apply any and all such amounts owing, funds held, account balances and other collateral against and on account of Company's Obligations, whether such Obligations are liquidated, unliquidated, fixed, contingent matured or unmatured. WFB agrees to provide detailed written notice of any such set off within two (2) Business Days thereof.

ARTICLE 6
WFB RESPONSIBILITIES

6.1        Sponsorship of Company

6.1.1	WFB shall sponsor Company and/or make such registrations with MasterCard and Visa as are necessary (in the opinion of the applicable Payment Company) including any supplements or amendments to any registration materials (with Company's assistance, if necessary), and shall take all commercially reasonable actions within WFB's control to maintain such registration(s) throughout the period that WFB is required to serve as Company's Payment Company sponsor hereunder.  WFB shall transfer or obtain, as necessary, one or more dedicated ICAs and BINs used by Company for the exclusive purpose of the Transactions contemplated under this Agreement. In accordance with a schedule to be agreed upon by Company and WFB, and subject to the negotiation of an Assignment and Assumption Agreement in a form that is acceptable to WFB, the BIN and ICA used by the Company's existing Payment Company sponsor will be transferred to WFB.

6.1.2
Company may recommend to WFB Persons that are registered or to be registered with the Associations that have entered into agreements or that desire to enter into agreements with Company to become Contracted Parties and which require WFB to register such Person with the Payment Companies. As of the date hereof, the Contracted Parties set forth on Schedule 6.1.2 are all the Contracted Parties of Company. WFB acknowledges and agrees, as of the date hereof, that the Contracted Parties set forth on Schedule 6.1.2 are acceptable to WFB and shall receive sponsorship from WFB pursuant to Payment Company Rules. WFB shall promptly evaluate and, in its reasonable discretion, approve additional Persons that Company requests that WFB sponsor as Contracted Parties.

6.1.3
Company may request that WFB provide sponsorship and other services to Company's affiliates (as if such affiliate were party to this Agreement) upon such affiliate's agreement to accept and abide by the terms and conditions of this Agreement through its entering into an Affiliate Addendum in the form of Schedule 6.1.3 attached hereto. WFB acknowledges and agrees that the Company affiliates set forth on Schedule 6.1.3 are acceptable to WFB from a sponsorship and credit underwriting perspective.

6.2
Merchant Agreements.  In its capacity as a Payment Company Customer, WFB will own the Merchant Agreements only to the extent specifically required by Payment Company Rules, subject to the provisions of this Agreement, including provisions under which WFB will assign and thereby cease holding such Merchant Agreements upon termination of this Agreement as provided in Section 8.3. Except as otherwise specifically provided herein or specifically required by Payment Company Rules, Company shall administer and control the Merchant Agreements, and associated Merchant relationship created thereby (such control shall include, but not be limited to, decisions regarding the continuance, amendment, assignment or termination of such Merchant Agreement). Company may at any time during the term of this agreement without the consent or notice to WFB, sell or otherwise dispose of any of the assets of the Company, including the Merchant Agreements.

6.3
Other Payment Company Matters.  WFB will report all transactions processed by Company and its Contracted Parties hereunder using the dedicated ICA's and BIN's contemplated in Section 6.1 and on a timely basis will report such transactions as its own on the quarterly questionnaires which must be submitted to the Payment Companies.  WFB will pay on a timely basis all assessments imposed by the Payment Companies with respect to such transactions, and Company will reimburse WFB for such amounts in accordance with Schedule 7.1.  Company understands and agrees that any Payment Company fees associated with the transactions shall be billed on a pass through basis to Company (including any discounts or incentives received by WFB), and may be adjusted/ changed at any time by the Payment Companies.

6.4	Use of WFB's ICAs, BINs, Name, Etc. WFB agrees that Company may use the ICAs and

BINs for the Transaction Card Services to the extent reasonably necessary or appropriate to perform the Transaction Card Services, subject to the provisions of this Agreement, including provisions under which WFB will transfer such dedicated BINs and ICAs to another successor sponsoring bank, and thereby cease holding such BINs and ICAs. The BINs and ICAs shall not be used by any other Person other than at the direction of the Company. At Company's request, WFB will obtain additional BINs and ICAs for Company's exclusive use, and Company agrees to pay all related costs associated with obtaining such additional BINs and ICAs, including fees charged by Payment Companies. WFB hereby agrees that Company and Contracted Parties may identify WFB as their sponsoring Payment Company Customer (i) when required to do so by Payment Company Rules and (ii) as provided for in Section 4.1.

6.5
Access to Payment Company Materials and Personnel.  Subject to any confidentiality obligations and applicable law and Payment Company Rules, and upon request, WFB hereby agrees to provide Company access to any Payment Company reporting materials and Payment Company publications and to request that Company be given access to Payment Company Personnel; provided, however, Company acknowledges that WFB cannot ensure that a Payment Company will take any particular action as a result of such requests and/or conversations and, accordingly, that WFB shall not be responsible for the outcome of such requests and/or conversations.

6.6      ACH Activities.  The terms and conditions applicable to the ACH processing services provided to Company by WFB shall be set forth in that certain Master Agreement for Treasury Management Services (including in particular the Service Descriptions thereto that pertain to ACH processing services) that will be executed by WFB and Company prior to commencement of the Transaction Card Services (the “ACH Agreement”).

ARTICLE 7
PAYMENT FOR SERVICES AND EXPENSES

7.1        WFB Fees & “Pass Through” Costs & Expenses.  In consideration for WFB's services under this Agreement, Company agrees to pay the amounts set forth in Schedule 7.1.  Company further agrees that all reasonable out-of-pocket third party expenses that WFB incurs in connection with creating, maintaining and terminating the WFB services referred to in this Agreement shall be passed through to Company, as described to Schedule 7.1.  Specifically, WFB shall charge the Settlement Account, at actual out of pocket cost and without markup, amounts necessary to cover the following charges (including any applicable taxes):
7.1.1    All Payment Company acquiring Interchange fees, Transaction charges, frequency charges, application fees, dues and other fees which may be applicable that are specific to the Company or the Merchants;
7.1.2    Interbank clearing fees incurred in connection with the transmittal by WFB of funds to Merchants;
7.1.3    All initial and annual Contracted Party registration fees charged to WFB by any Payment Company;
7.1.4    All fines or penalties paid by WFB to a Payment Company resulting from Company's violation of the Payment Company Rules or directives of any Payment Company;
7.1.5    All chargeback losses owed by WFB to any Payment Company arising from a Merchant's insolvency or failure to pay;
7.1.6    Merchant fines owed by WFB to any Payment Company because of Merchants' insolvency or failure to pay; and
7.1.7    All reasonable, actual and documented expenses and fees paid to third parties, which are (a) incurred in maintaining the sponsorship relationship by WFB on behalf of Company (including but not limited to, WFB's retention of outside lawyers or other third party service providers for consulting services in relation to any legal, regulatory or any matters that may arise under, or in connection with, this Agreement) and (b) over and above those ordinary overhead expenses typically incurred by WFB during normal operation of the sponsorship relationship. To the extent commercially reasonable, WFB will give Company advance notice of such expenses and WFB and Company will negotiate in good faith to mitigate expenses as the circumstances permit.

ARTICLE 8
TERM AND TERMINATION

8.1        Term.  Subject to Section 8.2, this Agreement shall continue in full force and effect for a period of four (4) years from the Effective Date and shall be renewed for successive three (3) year periods thereafter unless sooner terminated in accordance with this Agreement.  The renewal of this Agreement for additional periods following the initial term shall occur automatically unless WFB or Company provides six (6) months written notice of nonrenewal to the other.  WFB and Company agree that upon either party's request, the parties shall reasonably confer and discuss in good faith any proposed adjustment to the terms of the provisions of this Agreement with respect to the Merchant Reserve Accounts prior to the date for notice of nonrenewal of this Agreement.
8.2        Termination.  Either party may terminate this Agreement prior to expiration of its then applicable term only as follows:
8.2.1    Event of Default.  Upon an Event of Default, the nondefaulting party may terminate this Agreement by giving a thirty (30) day written notice specifying the grounds for termination and allowing the breaching party to cure that default to the nondefaulting party's reasonable satisfaction by the end of the notice period.  An “Event of Default” means a material default in the performance of any duty or obligation or a material breach of any representation or warranty under this Agreement.
8.2.2    Immediate Termination.  Either party may terminate this Agreement immediately by giving a single written termination notice to the other party if: (i) the other party is subject to any voluntary or involuntary proceeding seeking bankruptcy, reorganization, or debt consolidation under federal, provincial or state bankruptcy or insolvency laws; (ii) there is appointed a trustee, administrator, receiver, custodian, liquidator, conservator or the like, for the other party or over substantially all of the other party's assets;  (iii) the other party makes an assignment of substantially all of its assets for the benefit of creditors; or (iv) if continuation of this Agreement would be in violation of applicable law, the Payment Company Rules, or other regulations.  Either party may terminate this Agreement on sixty (60) days written notice (or such shorter period as may be designated in writing by Visa, MasterCard) if such party has received written notification that continuation of this Agreement would be in material violation of the Payment Company Rules. Additionally, WFB may terminate this Agreement immediately if Company sells all or a substantial portion of Company assets that has, or reasonably can be estimated to have, a material adverse effect on Company's ability to perform under this Agreement.  Company may present to WFB a potential acquirer of Company for review to determine if WFB will, upon such an acquisition of Company, continue this Agreement with the acquirer.  Such approval shall not be unreasonably withheld.  Nothing in this Section 8.2.2 shall be interpreted to impair or diminish WFB's rights to review its financial risk under this Agreement and make according adjustments.
8.2.3    Change of Payment Company Customer Rights.  Company may terminate this Agreement upon giving a ten (10) day advance written notice to WFB in the event of a material adverse change in WFB's rights as a Payment Company Customer of MasterCard or Visa which would materially impair the ability of Company to provide the Transaction Card Services in the manner contemplated by this Agreement.  WFB shall give Company notice of any such material adverse change immediately upon receipt of such information.
8.2.4    Credit and Fraud Policies.  Either party may terminate this Agreement upon giving a thirty (30) day advance written notice to the other in the event that the parties, after a preceding thirty (30) day discussion period, have been unable to reach agreement as to a governing Credit Policy as required pursuant to the terms of Sections 5.3 or a governing Fraud Prevention Program pursuant to Section 5.4.  Each party agrees to reasonably cooperate and participate in such discussions at the request of the other party.
8.2.5    WFB Termination.  WFB may terminate this Agreement, in its sole discretion, if Company (a) engages in fraudulent activity, (b) engages in activities that cause WFB to repeatedly violate the Payment Company Rules, (c) operates in an unsound or unsafe manner, (d) is subject to more than six (6) non-compliance fees under Schedule 7.1 in a six (6) month period, or (e) engages in any other activities that may or do result in undue material economic hardship or damage to the goodwill of the Payment Companies and Company fails to take corrective action.  Company shall include provisions in the Merchant Agreement that permit Company to terminate the contract if the Merchant participates in any of the activities described in this Section.

8.2.6
Either WFB or Company may terminate this Agreement on ten (10) days notice if they have been unable, after good faith negotiations, to agree to the terms of and execute the ACH Agreement on or prior to April 30, 2012.

8.3       Effects of Expiration or Termination.  The effects of a nonrenewal or other termination of this Agreement under Section 8.1 or 8.2 shall be as follows:
8.3.1    Effect of Termination.  Upon any termination of this Agreement, Company will own all Merchant Agreements with no further obligations under this Agreement, except its obligations to WFB which survive termination as described in Section 10.10.
8.3.2    Effect of Termination.  Upon any termination of this Agreement, WFB agrees, subject to Section 5.11.2 and applicable Payment Company Rules, to transfer to a Payment Company Customer designated by Company the BINs and ICAs, WFB's rights and obligations in the Merchant Agreements and, subject to the negotiation of a mutually acceptable assignment and assumption agreement, the Merchant Reserve Account.
8.3.3    Obligations Post-Termination.  Upon termination of this Agreement, Company shall be liable for all residual chargeback activity, including any fees and expenses, associated with transactions processed pursuant to this Agreement, from the date of the last transaction processed for a period ending upon the final release of reserve accounts under Section 5.11.3, with the exception of any chargebacks resulting from acts of gross negligence or fraud on the part of WFB. Provided WFB is not prohibited from doing so by law, any Payment Company, any regulator or regulatory authority having jurisdiction over WFB or Company, or otherwise, WFB will continue to provide the services described herein to Company and Merchants pursuant to the terms hereof until the Merchants and WFB's rights and obligations hereunder are transferred to another Payment Company Customer. The period commencing after the expiration or termination of the Agreement and ending on the later of (i) the date the last Merchant is assigned by WFB, or (ii) the date the BIN and ICA are transferred to a new Payment Company Customer, shall be the “Wind Down Period.” During the Wind Down Period, WFB will work with Company, including by continuing to perform its services hereunder on the terms and conditions provided herein and to facilitate the transition of the Merchants and the Company's obligations hereunder, including by making good faith efforts to transition such Merchants and obligations to another Payment Company Customer and continuing to accept new Merchants in an expeditious manner subject to Company's prompt implementation, at WFB's sole direction, of revisions to the Credit Policy that will apply during the Wind Down Period (for the avoidance of doubt, the implementation of any Credit Policy revisions during the Wind Down Period will not be subject to any notice or discussion periods otherwise required herein). In no event shall the Wind Down Period exceed nine (9) months. Upon the expiration or termination of the Wind Down Period, each party shall have no further obligation to provide services hereunder, provided that during the Wind-Down Period and thereafter, Company shall have the rights set forth in Section 8.3.2. The Wind Down Period described in this Section 8.3.3 shall not be applicable in the event that (1) WFB is compelled to discontinue the services described herein prior to the conclusion of the Wind Down Period by (a) any regulatory authority, whether or not such regulatory authority has direct jurisdiction over WFB, (b) law, or (c) any Payment Network, or (2) an ongoing Event of Default exists that presents a material reputation or financial risk to WFB and, in the case of financial risk, such financial risk cannot be reasonably mitigated by Company's reserves.

8.4
Early Termination. Should Company terminate the agreement prior to the completion of the initial term provided for herein (other than as a result of WFB's breach of the Agreement or pursuant to Sections 8.2.4 or 8.2.6), Company hereby acknowledges and agrees that in addition to any other remedies contained herein or available under applicable law, unless Company is terminating this Agreement for cause, that Company will pay to WFB the amount payable as the monthly minimum, as calculated at the time of termination, for the remainder of the initial term of this agreement. Company shall pay these amounts as would otherwise be due in the ordinary course of business on a monthly basis for the balance of the term.

ARTICLE 9
INDEMNIFICATION & LIMITATION LIABILITY

9.1       Indemnification.
9.1.1    By WFB.  WFB shall indemnify, defend and hold Company and its representatives, successors, assigns, agents, employees, officers, directors, shareholders, and affiliates (collectively, “Company Indemnitees”) harmless against any Losses, as defined below, which are incurred by Company arising from a third party's claims or lawsuits with respect to WFB's negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder), intentional misconduct (including intentional failure to perform properly its obligations hereunder) or other breach of any of WFB's covenants, representations or warranties herein or any Payment Company Rule, including any failure to comply with the provisions of Section 3.5 or the PCI-DSS. WFB shall indemnify and hold harmless Company from any and all third party claims, of whatever type and nature, that arise to the extent of WFB's failure to comply with the provisions of Section 3.5.2 or any WFB Security Breach.
9.1.2    By Company.  Company shall indemnify, defend and hold WFB and its representatives, successors, assigns, agents, employees, officers, directors, shareholders, and affiliates (collectively, “WFB Indemnitees”) harmless against any Losses which are incurred by WFB arising from a third party's claims or lawsuits:
9.1.2.1       with respect to Company's negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder), intentional misconduct (including intentional failure to perform properly its obligations hereunder) or other breach of any of Company's covenants, representations or warranties or any Payment Company Rule, including any failure to comply with the provisions of Section 3.5 or the PCI-DSS;
9.1.2.2       as a result of a credit, fraud or other liability or risk allocated to Company hereunder;
9.1.2.3       as a result of WFB's compliance with any instructions from Company pursuant to this Agreement;
9.1.2.4       as a result of any non-recoverable goods and services tax which may be payable in connection with the provision of Transaction Card Services pursuant to this Agreement and/or Company's failure to provide tax reporting and withholding to Merchants pursuant to Internal Revenue Code Section 6050W and associated regulations;

9.1.2.5	with respect to Company's Contracted Parties;

9.1.2.6	with respect to Company's failure to comply with the provisions of Section 3.5.1 or any Company Security Breach; or

9.1.2.7	with respect to any liability created by any Contracted Parties.

9.1.3
Losses.  For purposes of this Agreement, the term “Losses” shall mean any losses, liabilities, damages, failures to collect payments, fees, costs and expenses, including without limitation reasonable fees and expenses of attorneys and other advisers, court costs and other dispute resolution costs, incurred by WFB or Company, as the case may be.

9.2
Issuer Claims. Company and WFB acknowledge and agree that WFB and certain WFB Indemnitees may serve as issuers of Cards processed by Company in connection with Transaction Card Services, in addition to WFB's role as Payment Company acquirer/sponsor pursuant to this Agreement. It is the intent of WFB and Company that WFB, solely in its capacity as a Card issuer, and any WFB Indemnitees, solely in their respective capacities as card issuers, shall not, in the event of a Company Security Breach, be entitled to assert any contractual claims (including any indemnity claims pursuant to Section 9.1.2) relating to breach of confidentiality under Article 3 of this Agreement by virtue of the fact that WFB, in its capacity as an acquirer/sponsor, is party to this Agreement, and that any actions of WFB or any WFB Indemnitees who issue Cards may not be brought under, and shall also not be limited by, this Agreement. For the avoidance of doubt, and without limiting the foregoing or anything to the contrary herein:
(i)    WFB acknowledges and agrees that Company shall not be liable to WFB or any WFB Indemnitees pursuant to this Agreement for any claims that WFB or any WFB Indemnitees may assert as a Card issuer in connection with a Company Security Breach or other breach of the provisions of Article 3; provided, however, that the foregoing should not be construed as a limitation of Company's liability for Losses or any claims that WFB or any WFB Indemnities who issue Cards may have against Company apart from this Agreement;
(ii)    WFB and the Company do not intend, by virtue of this Section 9.2, to waive or abnegate WFB's or any WFB Indemnitee's rights, if any, to recover any Losses incurred by WFB or WFB Indemnitees by virtue of WFB's role as Payment Company acquirer/sponsor pursuant to this Agreement;
(iii)    WFB and the Company do not intend, by virtue of this Section 9.2, to waive or abnegate WFB's or any WFB Indemnitee's rights, if any, to recover any Losses as Payment Company Customers (i.e., issuers and/or acquirers) pursuant to Payment Company Rules; and
(iv)    WFB and the Company do not intend, by virtue of this Section 9.2, to waive or abnegate WFB's or any WFB Indemnitee's rights, if any, to recover any Losses as Card issuer pursuant to any cause of action that is not grounded in this Agreement (e.g., causes of action against Company pursuant to torts or contracts other than this Agreement).
To further effectuate the intention of WFB and Company pursuant to this Section 9.2, WFB certifies, on behalf of itself and its Affiliates, that it has read and understands, and hereby expressly waives, the benefits of Section 1542 of the California Civil Code and any and all similar statutes, rules, and legal doctrines in any jurisdiction, to the extent applicable.
9.3        LIMIT ON LIABILITY.    IN NO EVENT SHALL WFB OR COMPANY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL THE AGGREGATE LIABILITY OF WFB EXCEED THE TOTAL AMOUNT OF THE FEES PAID TO WFB BY COMPANY (PURSUANT TO SCHEDULE 7.1) DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE ON WHICH THE EVENTS GIVING RISE TO SUCH LIABILITY FIRST OCCURRED.

ARTICLE 10
MISCELLANEOUS

10.1
Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

10.2
Entire Agreement.  This Agreement, together with all schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10.3
Governing Law; Severability.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.4
Compliance.  In performing their duties under this Agreement, Company and WFB shall comply with all applicable US federal and state laws and shall comply in all material respects with all applicable Payment Company Rules and any WFB policies related to this Agreement that are communicated to Company in writing.  To the extent any modifications may be needed from time to time in the arrangements contemplated by this Agreement in order to comply with the Payment Company Rules, the parties shall negotiate in good faith to reach a mutually acceptable revision to these arrangements but shall not be obligated to continue any arrangements that violate any such Payment Company Rules.

10.5
No Assignment.  Neither this Agreement nor any rights, duties or obligations under it are assignable by WFB or Company, in whole or in part, without the consent of the other parties; provided, that (i) such consent shall not be unreasonably withheld, conditioned or delayed and (ii) if consent is not given by the non-assigning party, the assigning party shall have the right to terminate this Agreement without additional cause or penalty. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.  No purported or attempted assignment in contravention of this Section shall be effective or legally binding.

10.6
Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party and any successors and assigns permitted under Section 10.5, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to or to confer any right of subrogation or action over against, any party to this Agreement. This Agreement shall not constitute, give effect to, or otherwise imply a joint venture, partnership, agency or formal or informal business organization of any kind. The parties are acting as independent contractors hereunder.

10.7
Notices.  Any notice or other communication hereunder must be given in writing and either (a) delivered in person or by courier service, (b) transmitted by telecopy mechanism, provided that any notice so given is also sent for delivery as provided in clause (a) or mailed as provided in clause (c), or (c) mailed by certified or registered mail postage prepaid, as follows:

If to WFB, addressed to:
Wells Fargo Bank            with a copy to:        Senior Counsel
1200 Montego Way                        Wells Fargo Law Department
 MAC A0347-023                        633 Folsom Street
Walnut Creek, CA 94598                    San Francisco, CA  94107
Attention: Deirdre Cohen

If to Company, addressed to:

Heartland Payment Systems, Inc. with a copy to: Heartland Payment Systems, Inc.
90 Nassau St., 2nd Floor                90 Nassau St., 2nd Floor
Princeton, NJ 08542                    Princeton, NJ 08542
Attention: President                    Attention: Legal Department

and a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union St., Ste. 2700
Nashville, TN 37219
Attention: Christopher M. Phillips

or to such other address or to such other person as any party shall have last designated by such notice to the other parties.  Each such notice or other communication shall be effective (i) if given by telecopy, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate mechanical or voice confirmation is received, (ii) if given by mail, seven Business Days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually received at such address.

10.8
Expenses.  Except as expressly set forth herein, WFB and Company shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement, including but not limited to the fees, expenses and disbursements of their respective accountants, counsel, and any brokers, finders, investment and other agents and advisers.

10.9
Remedies.  To the extent permitted by law and except as otherwise provided with respect to liquidated damages, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law; provided, however, that this shall not be construed to entitle any party to double recovery for the same damages.

10.10
Survival.  The parties agree that the provisions of Article 1 (Definitions), Article 3 (Confidentiality), Sections 4.1 (Publicity), 4.4 (Audit and Inspections - for one year), 5.8  (Allocation of Risks and Responsibility), 5.10 (Record Keeping), 5.11 (Reserve Accounts), Article 7 (Payment for Services and Expenses), Section 8.3 (Effects of Expiration or Termination), and Articles 9 (Indemnification & Limit on Liability) and 10 (Miscellaneous) shall survive any termination or expiration of this Agreement.

10.11
Attorneys' Fees.  In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action.

10.12	Headings. The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

10.13
Interpretation.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties. The parties expressly agree that no prior drafts of this Agreement or prior communications of any form shall be used in interpretation of any ambiguity in this Agreement.

10.14	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.15
Force Majeure. If performance by either party of any service or obligation under this Agreement is prevented, restricted, delayed, or interfered with by labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility losses or shortages, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, communication failures, failure of a Payment Company, failure or delay in receiving electronic data, or other unforeseeable causes which are beyond the reasonable control of such party, then such party shall be excused from the performance to the extent of but only so long as the prevention, restriction, delay, or interference. In the event of any force majeure occurrence as set forth in this section, the disabled party shall use its best efforts to meet its obligations under this Agreement. The disabled party, if it is unable to perform due to a force majeure event, shall notify the other party of the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part. This Section 10.15 shall not prevent any failure to perform hereunder form being an event of default pursuant to Article 8 hereof.

10.16
Findings Letter Implementation Conditions. Prior to the Effective Date of the Agreement, WFB will provide Company with a letter that summarizes the results of WFB's due diligence site visit (the “Findings Letter”). The Findings Letter may include certain high risk issues or other implementation conditions that WFB will require to be remediated to WFB's satisfaction before Company can begin providing Transaction Card Services to Merchant under the Agreement. WFB will begin assessing the Monthly Minimum Fee identified in Schedule 7.1 ninety (90) days after the Effective Date of the Agreement if Company has not remediated all high risk issues and other implementation conditions listed in the Findings Letter.

ARTICLE 11
INSURANCE REQUIREMENTS

11.1
Minimum Coverage Amounts. Without limiting Company's liability to WFB or its affiliates under other sections of this Agreement, Company, at its sole cost and expense, will maintain, secure and keep in force during the term of this Agreement, adequate insurance coverages with respect to the Company's potential liability, with coverages and limits that are, at a minimum (and without limiting Company's obligation to maintain adequate coverages), substantially similar in type and amount to those that are in effect with respect to Company's potential liability as of Effective Date of this Agreement. Without limiting the foregoing, Company represents and warrants that Company maintains, as of the Effective Date of this Agreement, insurance coverages of the types and with limits as set forth below:

A.
Commercial general liability, including premises or operations, contractual, and products or completed operations coverages (if applicable), independent contractors' liability, personal injury, advertising injury, and contractual liability, with limits of $1 million per occurrence and $2 million general aggregate. Note: products/completed operations coverage must be maintained for a minimum of three (3) years past the end of this Agreement;

B.
Automobile liability, including coverage for owned (if any), hired, non-hired, non-owned and borrowed automobiles, covering Vendor in the performance of Services hereunder with limits of $1 million per accident;

C.
Workers' compensation or other programs as allowed by Law; coverage must include employer's liability insurance of not less than $1 million, or else an equivalent “stop gap” endorsement to Company's general liability insurance;

D.
Errors and Omissions, also known as professional liability insurance, covering Company with a limit of not less than $65 million per loss; if coverage is on a "claims-made" basis, equivalent coverage must be maintained in force for a minimum of three (3) years after the termination of this Agreement. Coverage will include acts, errors, omissions or negligent acts in the delivery of products and Services under this Agreement, and if applicable, network risks (including coverage for unauthorized access, failure of security, breach-of-privacy perils, notification costs and regulatory defenses);

E.	Fidelity Bond (Commercial crime insurance), including dishonesty coverage for Company, and if relevant, computer crime and wire transfer coverage, with $5 million per claim/aggregate;

F.	Umbrella Liability with a combined single limit of $20 million; and

G.
Cyber/Privacy Liability, with policy limits of not less than $65 million, including coverage for first and third party legal liability as a result of a physical privacy breach or breach of privacy regulations, as well as damages and claims for expenses arising out of computer attacks or other network intrusions associated with security failures.

11.2
Further Requirements. Any deductible or self-insured retention amount or other similar obligation under the policies listed above will be the sole responsibility of Company. This insurance must be placed with insurers rated “A-” or better by A.M. Best (or non-U.S. equivalent, if applicable). Insurers with less than an “A-” rating are unacceptable without WFB's prior written consent. WFB and its affiliates, officers, and employees will be an additional insured on the Commercial General Liability policy, the Umbrella Liability policy, and the Cyber/Privacy Liability policy. The insurance coverages required above, through a policy or endorsement, will include: (i) a provision that the policy and endorsements relevant to this Agreement may not be canceled or materially modified without thirty (30) days' prior written notice to WFB (provided that if Company receives less than thirty (30) days notice of cancellation or modification from the applicable insuror, Company will notify WFB as promptly as reasonably practicable); and (ii) a provision that Company's insurance coverage will be primary and non-contributory with respect to any insurance, self-insurance or self-retention maintained by WFB, and that any insurance, self-insurance or self-retention maintained by WFB will be for WFB's interest only. The legal defense provided to WFB under the policies/endorsements must be free of any conflicts of interest, even if retention of separate legal counsel for WFB is necessary. Company will furnish a certificate of insurance to WFB prior to the commencement of Services, showing compliance with the provisions of this Article 11. Additionally, and without limiting the foregoing, Company agrees to notify WFB as promptly as reasonably practicable: (a) if there are any material changes to Company's Systems or otherwise associated with Company's technical environment that would reasonably be expected to impact Company's insurance coverage; (b) if there are any material changes to the terms of Company's insurance policies that would reasonably be expected to impact the insurer's right to cancel such policies in a manner that is adverse to the Company or WFB; (c) of any actions are taken by Company or Company's insurer that are in furtherance of a material change to, or cancellation of, any of the insurance coverages described in this Article; (d) of any planned due diligence visits scheduled by Company's insurer that are related to the insurance coverages described in this Article and of any attestation that such due diligence has been completed in connection with such visit; (e) regarding any and all findings, concerns, suggestions or recommendations provided by Company's insurer in connection with any such due diligence visits; (f) of any increase in Company's premiums associated with the insurance coverages described in this

Article if such increase exceeds ten percent (10%); and (g) if there is a material change in the status of Company's insurer (e.g. solvency, ratings downgrade, etc.) that is detrimental to the interests of WFB or Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

WELLS FARGO BANK, N.A.	HEARTLAND PAYMENT SYSTEMS, INC.
By: /s/ Mark Baumli_______________________	By: /s/ Robert O. Carr_____ __________________
Name: Mark Baumli	Name: Robert O. Carr
Title: Executive Vice President	Title: Chief Executive Officer